FOR IMMEDIATE RELEASE
CONTACT:                                Paul D. Geraghty, President and CEO
PHONE:                                      215-513-2391

HARLEYSVILLE NATIONAL CORPORATION
DECLARES CASH DIVIDEND

HARLEYSVILLE, PA(August 9, 2007) - The Board of Directors of Harleysville National Corporation (NASDAQ:HNBC) declared a regular cash dividend for the third quarter of 2007 of $.20 per share on 28,891,898 shares of outstanding common stock.  The dividend, which represents a 5.0%  increase over the regular dividend paid in the same period last year, is payable September 14, 2007, to shareholders of record on August 30, 2007.
 “We are pleased to provide our loyal shareholders with an increased cash dividend over last year in this difficult earnings environment,” said Paul Geraghty, President and CEO.  “We work to earn their confidence in our ability to deliver shareholder value.”
    Harleysville National Corporation, with assets of $3.3 billion, is the holding company for Harleysville National Bank (HNB).  Investment Management and Trust Services are provided through Millennium Wealth Management, a division of HNB, with assets under management of $3.2 billion.  Harleysville National Corporation stock is traded under the symbol "HNBC" and is commonly quoted under NASDAQ Global Market Issues. For more information, visit the Harleysville National Corporation website at www.hncbank.com

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that increased demand or prices for the Corporation’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Corporation’s filings with the Securities and Exchange Commission.